Janis Smith
202-752-6673

2485

April 14, 2003

Fannie Mae Reports First Quarter 2003 Financial Results

Net income at $1,941 million, up 60.5 percent over the first quarter of 2002; Diluted earnings per share at $1.93, up 65.0 percent

Core business earnings at $1,850 million, up 21.8 percent over the first quarter of 2002; Core business diluted earnings per share at $1.84, up 24.3 percent

WASHINGTON, DC – Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, today reported financial results for the first quarter of 2003.

Reported GAAP Results				Core Business Earnings

	Q1 2003	Q1 2002	Change		Q1 2003	Q1 2002	Change

				Core Business
Net Income (in				Earnings (in
millions)	$1,941	$1,209	60.5%	millions)	$1,850	$1,519	21.8%

EPS*				Core Business EPS*
(in dollars)	$1.93	$1.17	65.0%	(in dollars)	$1.84	$1.48	24.3%

*     Diluted

The company’s reported results are based on generally accepted accounting principles (GAAP). Management also tracks and analyzes Fannie Mae’s financial results based on a supplemental non-GAAP measure called “core business earnings” (previously referred to as “operating net income” or “operating earnings”). While core business earnings is not a substitute for GAAP net income, management relies on core business earnings in operating Fannie Mae’s business because it believes that core business earnings provides management and investors with a better measure of the company’s financial results and better reflects its risk management strategies than GAAP net income. Core business earnings was developed in conjunction with the company’s January 1, 2001 adoption of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), to adjust for accounting differences between alternative transactions used to hedge interest rate risk that produce similar economic results but require different accounting treatment under FAS 133.

(more)

Fannie Mae First Quarter Earnings
Page Two

The difference in the values and percentage changes between net income and core business earnings, and EPS and core business EPS are entirely attributable to those accounting differences for interest rate hedges. Refer to the attachments to this release for a reconciliation of the company’s non-GAAP financial measures to its GAAP results.

Reported results

Fannie Mae’s reported net income for the first quarter of 2003 was $1,941 million, a 60.5 percent increase compared with $1,209 million in the first quarter of 2002. Diluted earnings per share (EPS) were $1.93 in the first quarter of 2003, up 65.0 percent from $1.17 in the first quarter of 2002.

Strong growth in net interest income contributed significantly to the company’s reported results. Net interest income for the first quarter of 2003 was $3,368 million, up 38.6 percent from the first quarter of 2002. This increase was driven by an 11.7 percent rise in the average net investment balance and a 29 basis point increase in the net interest yield.

The company’s net interest yield averaged 160 basis points in the first quarter of 2003 compared with 131 basis points in the first quarter of 2002. Fannie Mae’s net interest yield benefited from an increase in the amount of purchased options used as a substitute for callable debt, since the cost of these options is not included in our net interest income or net interest yield. Prior to the adoption of FAS 133 the company included the amortization of purchased option premiums as a component of interest expense. This amortization expense is now included as a component of purchased options expense on the income statement and excluded from interest expense. Net interest margin, discussed below, is calculated consistently with the company’s previous methodology.

In the first quarter of 2003 the company recorded $625 million of mark-to-market losses on purchased options compared with $787 million in the first quarter of 2002. These unrealized losses were recorded in accordance with FAS 133. The reduction in the unrealized losses positively affected reported results.

(more)

Fannie Mae First Quarter Earnings
Page Three

Core business earnings

Core business earnings for the first quarter of 2003 was $1,850 million, a 21.8 percent increase compared with $1,519 million in the first quarter of 2002. Core business diluted EPS for the first quarter of 2003 was $1.84, or 24.3 percent above the first quarter of 2002. Growth in core business earnings and diluted EPS was paced by a 10 basis point increase in the net interest margin, a 34.1 percent increase in guaranty fee income, and a $110 million increase in fee and other income.

Highlights

Highlights of Fannie Mae’s financial performance in the first quarter of 2003 compared with the first quarter of 2002 include:

•	Core taxable-equivalent revenue of $3,603.2 million, up 26.9 percent;

•	An average net interest margin of 125 basis points compared with 115 basis points;

•	Core net interest income of $2,604.1 million, up 22.8 percent;

•	Guaranty fee income of $546.6 million, up 34.1 percent;

•	Fee and other income of $113.3 million compared with $3.6 million;

•	Credit-related losses of $20.4 million compared with $21.5 million;

•	Losses of $392.2 million from the call and repurchase of debt compared with $171.7 million, and also;

•	The combined book of business grew at an annualized 24.7 percent during the quarter.

The annualized growth in the total book of business included a 34.0 percent increase in outstanding mortgage-backed securities (MBS) and 13.3 percent increase in the mortgage portfolio.

Franklin D. Raines, Fannie Mae’s Chairman and Chief Executive Officer, said, “Fannie Mae recorded extremely strong and balanced growth during the first quarter of 2003, continuing a record of financial performance that few other companies have matched.” Raines noted that compared with the first quarter of 2002 the company experienced double-digit growth in both its mortgage portfolio and outstanding MBS, and also posted increases in its net interest margin and average guaranty fee rate. Raines added that Fannie Mae’s first quarter credit-related losses were $14 million below the previous quarter and $1 million below the first quarter of 2002. Said Raines, “For the last few years housing has been one of the notable bright spots of the U.S. economy. Fannie Mae’s disciplined response to the demands for credit from this sector has benefited both home buyers and our shareholders.”

(more)

Fannie Mae First Quarter Earnings
Page Four

Fannie Mae’s Chief Financial Officer, Timothy Howard, said that the company’s 24.3 percent growth in core business diluted earnings per share compared with the first quarter of 2002 was paced by a 26.9 percent increase in core taxable-equivalent revenue over the same period. Strong growth in core net interest income, MBS guaranty fees and fee and other income all contributed to this increase, Howard said.

Howard said that during the three months ended March 31, 2003 the company’s total book of business grew at an annual rate of 24.7 percent. Howard said that Fannie Mae’s outstanding MBS grew at a 34.0 percent annual rate during this period, while the company’s mortgage portfolio grew at a 13.3 percent annual rate. Howard noted that the company’s mortgage portfolio had grown at a slower rate than its outstanding MBS during seven out of the last eight quarters. Said Howard, “Fannie Mae takes a disciplined approach to portfolio growth. Recently, commercial banks and other investors have been strong bidders for fixed-rate mortgages. We have been able to accommodate these demands by stepping up our issuance of MBS, and doing relatively less purchasing of mortgages and MBS ourselves.”

Howard added that Fannie Mae reported improvements in all measures of capital adequacy during the quarter, and at the same time took advantage of market opportunities to repurchase 8.6 million shares of common stock. Between December 31, 2002 and March 31, 2003 the company’s core capital rose from $28.1 billion to $29.5 billion, while its excess of core capital relative to the statutory minimum rose from $877 million to $1.291 billion. Fannie Mae’s total capital exceeded its risk-based capital requirement by $11.4 billion at December 31, 2002 – the latest date for which a risk-based capital requirement has been determined – compared with a $5.8 billion surplus at September 30, 2002. Fannie Mae’s total capital plus subordinated debt was 3.7 percent of total assets at March 31, 2003, approaching the 4.0 percent target for this measure set by the company in October 2000 as part of its voluntary initiatives.

Outlook

Howard said that in light of the company’s higher-than-expected first quarter earnings the company has changed its outlook for 2003 growth in core business earnings from the guidance it gave in January. At that time Howard referred to the then-current analyst consensus of 12 to 13 percent growth in core business diluted EPS for 2003 as “a reasonable centering point for estimates.” Said Howard, “We now expect to see a moderately higher growth rate in core business earnings this year compared with our previous projection. We also expect the pattern of change in our net interest margin to result in stronger quarterly growth in the first half of the year than in the second half.”

(more)

Fannie Mae First Quarter Earnings
Page Five

Howard noted that continued declines in interest rates during the early months of the year, and a resulting increase in projected mortgage liquidations, led the company to maintain an unusually high percentage of short-term financing for longer than it previously had envisioned. This higher percentage of short-term debt, coupled with its lower cost, caused the company’s net interest margin to rise further in the first quarter, rather than falling as had been anticipated. Said Howard, “Once interest rates level off or begin to move higher, we expect to pay down significant amounts of short-term debt with the proceeds of liquidating mortgages. As that occurs, our net interest margin should move toward more normal levels.” Howard said the company still describes such levels as being “in the area of 100 basis points or perhaps a bit lower,” and added that he expects the margin to return to that area by the end of this year or early 2004.

Howard said that a reduced amount of losses on debt calls and repurchases in 2003 should partially offset the effects of a lower net interest margin during the latter part of the year. Losses on debt calls and repurchases totaled $710 million in 2002.

Howard noted that while mortgage-to-debt spreads were relatively narrow during the first quarter, the company has not changed its expectation for “mid-teens” portfolio growth for the full year. Howard said, “We do not expect the current rate of growth in commercial bank holdings of fixed-rate mortgages to persist indefinitely. Once the pace of bank buying cools, mortgage spreads should widen and the volume of our portfolio purchases should pick up correspondingly.” Howard added, however, that if bank buying does not slow and spreads remain narrow Fannie Mae would be content to grow its mortgage portfolio more slowly.

Finally, Howard said that Fannie Mae continued to anticipate that its credit-related losses will rise moderately in 2003, paced by a likely increase in acquisitions of foreclosed properties. Howard noted, however, that the company expected its credit loss ratio – credit-related losses as a percent of mortgages and MBS financed – to remain under one basis point this year.

Fannie Mae is unable to provide an outlook for net income and net interest yield, the most comparable GAAP measures to core business earnings and net interest margin. These GAAP measures are heavily influenced by unrealized gains or losses in the time value of purchased options, which depend on the volume and mix of purchased options used to finance the company’s portfolio as well as fluctuations in interest rates which cannot reliably be projected.

(more)

Fannie Mae First Quarter Earnings
Page Six

Details of Fannie Mae’s first quarter 2003 financial performance follow.

Business volume

Fannie Mae’s business volume – mortgages purchased for portfolio plus MBS issues acquired by other investors – totaled $335.9 billion in the first quarter of 2003, compared with $197.8 billion in the first quarter of 2002 and $304.5 billion in the fourth quarter of 2002. Business volume in the first quarter of 2003 consisted of $132.0 billion in portfolio purchases and $203.9 billion in MBS issues acquired by investors other than Fannie Mae’s portfolio. This compares with $91.0 billion and $106.8 billion, respectively, in the first quarter of 2002. Retained commitments to purchase mortgages were $115.9 billion in the first quarter of 2003 compared with $50.8 billion in the first quarter of 2002. Outstanding portfolio commitments for mandatory delivery totaled $73.4 billion at March 31, 2003.

Fannie Mae’s combined book of business – the gross balance of mortgages held in portfolio and outstanding MBS and other mortgage-related securities guaranteed by Fannie Mae and held by other investors – grew at a compound annual rate of 24.7 percent during the first quarter of 2003, ending the period at $1.923 trillion. This growth resulted from a 13.3 percent annualized growth rate in the gross mortgage portfolio and a 34.0 percent annualized rate of growth in outstanding MBS.

Portfolio investment business results

Fannie Mae’s portfolio investment business manages the interest rate risk of the company’s mortgage portfolio and other investments. The results of this business are largely reflected in core net interest income, which is net interest income less the amortization expense of purchased options. Core net interest income for the first quarter of 2003 was $2,604 million, up 22.8 percent from $2,120 million in the first quarter of 2002. This increase was driven by a 11.7 percent rise in the average net investment balance and a 10 basis point increase in the net interest margin.

Fannie Mae’s net investment balance – consisting of the company’s liquid investment portfolio together with its mortgage portfolio net of unrealized gains or losses on available for sale securities, deferred balances, and the allowance for loan losses – averaged $872 billion during the first quarter of 2003 compared with $781 billion during the first quarter of 2002. The net investment balance was $885 billion at March 31, 2003.

(more)

Fannie Mae First Quarter Earnings
Page Seven

The company’s net interest margin averaged 125 basis points in the first quarter of 2003 compared with 115 basis points in the first quarter of 2002 and 114 basis points in the fourth quarter of 2002. Fannie Mae’s net interest margin continued to benefit from an unusually steep yield curve and low short-term interest rates, along with a benefit from the difference in timing between the settlement of mortgage commitments, mortgage liquidations, and funding.

For the first quarter of 2003 the company realized losses from debt repurchases and debt calls of $392.2 million compared with losses of $171.7 million in the first quarter of 2002. During the quarter the company realized $377.8 million of losses on debt repurchases and $14.4 million of losses on debt calls. Debt repurchased and debt called in the first quarter totaled $3.6 billion and $44.0 billion, respectively. Fannie Mae regularly calls or repurchases debt as part of its interest rate risk management program.

Credit guaranty business results

Fannie Mae’s credit guaranty business manages the company’s credit risk. The results of this business are primarily reflected in guaranty fee income and credit-related losses. Guaranty fee income was $546.6 million in the first quarter of 2003, a 34.1 percent increase compared with the first quarter of 2002. The increase in guaranty fee income was driven by a 22.7 percent rise in average outstanding MBS and a 9.1 percent increase in the effective guaranty fee rate on that business. The effective guaranty fee rate in the first quarter of 2003 was 20.3 basis points compared with 18.6 basis points in the first quarter of 2002 and 20.4 basis points in the fourth quarter of 2002. The increase in the guaranty fee between the first quarters of 2003 and 2002 was a result of higher fee rates on new business, together with the faster amortization of deferred fees due to accelerated prepayments.

Credit-related losses – charge-offs plus foreclosed property income – remained very low in the first quarter, driven by a strong housing market and continued home price gains. Credit-related losses totaled $20.4 million in the first quarter of 2003 compared with $21.5 million in the first quarter of 2002. Fannie Mae’s credit loss rate – credit-related losses as a percentage of the average combined book of business – was 0.4 basis points in the first quarter of 2003 compared with 0.5 basis points in the first quarter of 2002.

(more)

Fannie Mae First Quarter Earnings
Page Eight

Credit-related expense, which includes the provision for losses and foreclosed property income and is the amount recorded on the company’s income statement, totaled $20.3 million in the first quarter of 2003, in line with credit-related losses. Fannie Mae’s loss provision was $23.0 million in the first quarter of 2003, compared with $28.3 million in the first quarter of 2002. Foreclosed property income was $2.7 million in the first quarter of 2003 compared with income of $6.6 million in the first quarter of 2002, primarily due to gains on foreclosed property dispositions. The company’s allowance for loan losses and guaranty liability for MBS totaled $808 million at March 31, 2003, unchanged from December 31, 2002.

Fannie Mae’s conventional single-family serious delinquency rate, an indicator of potential future loss activity, was 0.59 percent at February 28, 2003, compared with 0.57 percent at December 31, 2002. The company’s reporting of delinquent loans has been expanded from “at risk” loans to include the performance of all seriously delinquent conventional loans, whether or not they benefit from credit enhancement.

Fee and other income

Fee and other income in the first quarter of 2003 totaled $113.3 million compared with $3.6 million in the first quarter of 2002. The surge in first quarter volume from a stronger refinancing market drove the combination of transaction, technology, and multifamily fees to $240.8 million, $154.1 million higher than the previous year. Partially offsetting the stronger fees were higher operating losses from growth in tax-advantaged investments and lower other miscellaneous income.

Fee and other income includes technology fees, transaction fees, multifamily fees and other miscellaneous items, and is net of operating losses from certain tax-advantaged investments – primarily investments in affordable housing which qualify for the low income housing tax credit. Tax credits associated with housing tax credit investments are included in the provision for federal income taxes.

Income taxes

Provision for federal income taxes on net income was $706.9 million in the first quarter of 2003 compared with $362.3 million in the first quarter of 2002. The effective federal income tax rate on net income was 27 percent in the first quarter of 2003 compared with 23 percent for the same period last year. The increase in the effective rate is attributable to an increase in taxable income.

(more)

Fannie Mae First Quarter Earnings
Page Nine

Provision for federal income taxes on core business earnings was $658.0 million in the first quarter of 2003, compared with $529.2 million in the first quarter of 2002. The effective federal income tax rate on core business earnings was 26 percent in the first quarter of 2003, unchanged from the same period last year.

Administrative expenses

Administrative expenses totaled $343.8 million in the first quarter of 2003, up 18.5 percent from the first quarter of 2002. On January 1, 2003, the company adopted the fair value method for accounting for stock-based compensation and began expensing all new stock-based compensation. The above-average growth in expenses is related primarily to Fannie Mae’s reengineering of its core technology infrastructure to enhance its ability to process and manage the risk on mortgage assets and the expensing of all new stock-based compensation.

The growth rate of administrative expenses in 2003 is expected to decline compared with 2002, but remain above historical levels as the company completes its core infrastructure project.

The company’s ratio of administrative expense to the average combined book of business in the first quarter of 2003 was .073 percent, unchanged from the first quarter of 2002. Fannie Mae’s efficiency ratio – administrative expense divided by core taxable-equivalent revenue – was 9.5 percent in the first quarter of 2003 compared with 10.2 percent in the first quarter of 2002.

Capital

Fannie Mae’s core capital, which is the basis for the company’s statutory minimum capital requirement, was $29.5 billion at March 31, 2003 compared with $28.1 billion at December 31, 2002 and $25.5 billion at March 31, 2002. Core capital was an estimated $1,291 million above the statutory minimum at March 31, 2003. At December 31, 2002, core capital was $877 million above the statutory minimum.

(more)

Fannie Mae First Quarter Earnings
Page Ten

Total capital includes core capital and the total allowance for loan losses and guaranty liabilities for MBS, less any specific loss allowances, and is the basis for the risk-based capital standard. Total capital was $30.3 billion at March 31, 2003 compared with $28.9 billion at December 31, 2002 and $26.3 billion at March 31, 2002. Fannie Mae’s total capital exceeded the risk-based requirement by $11.4 billion as of December 31, 2002, the latest period for which a risk-based capital requirement has been determined. The risk-based standard uses a stress test to determine the amount of total capital the company needs to hold in order to protect against credit and interest rate risk, and requires an additional 30 percent capital for management and operations risk. The higher of Fannie Mae’s risk-based or minimum capital standard is binding.

Fannie Mae repurchased 8.6 million shares of common stock during the first quarter of 2003, compared with 7.5 million shares in the first quarter of 2002. At March 31, 2003 Fannie Mae had 981.0 million shares of common stock outstanding compared with 988.8 million shares at December 31, 2002.

The company had $8.5 billion of subordinated debt outstanding at March 31, 2003. Subordinated debt serves as an important risk-bearing supplement to Fannie Mae’s equity capital, although it is not a component of core capital. After providing for capital to support its off-balance sheet MBS, Fannie Mae’s total capital and outstanding subordinated debt as a percent of on-balance sheet assets was 3.7 percent at March 31, 2003. The company issued $400 million of preferred stock during the first quarter of 2003. At March 31, 2003, preferred stock made up 10.4 percent of Fannie Mae’s core capital.

Voluntary disclosures

As part of Fannie Mae’s voluntary market discipline, liquidity, safety and soundness initiatives of October 2000, the company discloses on a quarterly basis its liquid assets as a percent of total assets along with the sensitivity of its future credit losses to an immediate 5 percent decline in home prices.

At March 31, 2003 Fannie Mae’s ratio of liquid assets to total assets was 6.7 percent compared with 6.9 percent at December 31, 2002. Fannie Mae has committed to maintain a portfolio of high-quality, liquid, non-mortgage securities equal to at least 5 percent of total assets.

(more)

Fannie Mae First Quarter Earnings
Page Eleven

At December 31, 2002 the present value of Fannie Mae’s net sensitivity of future credit losses to an immediate 5 percent decline in home prices was $596 million, taking into account the beneficial effect of third-party credit enhancements. This compares with $501 million at September 2002. The December 31 figure reflects a gross credit loss sensitivity of $1,838 million before the effect of credit enhancements, and is net of projected credit risk sharing proceeds of $1,242 million.

Fannie Mae’s quarterly disclosures, together with the monthly interest-rate-risk disclosures, are included in the attachments to this release.

Derivatives and FAS 133

Fannie Mae primarily uses derivative instruments as substitutes for noncallable and callable debt issued in the cash markets to help match the cash flow characteristics of its debt with those of its mortgages and reduce the interest rate risk in its portfolio. Fannie Mae accounts for its derivatives under FAS 133.

FAS 133 requires that Fannie Mae mark to market on its income statement the changes in the time value, but not the total value, of its purchased options – interest rate swaptions and interest rate caps. The mark to market of the time value of Fannie Mae’s purchased options during the first quarter of 2003 resulted in a net mark-to- market loss of $624.6 million compared with a net mark-to-market loss of $787.2 million in the first quarter of 2002, which is reported on the purchased option expense line of the income statement. Purchased option expense in the first quarter of 2003 includes $764.3 million in amortization expense, which was included in net interest income prior to FAS 133 and currently is included in core net interest income and in core business earnings. This amortization expense represents the straight-line amortization of the up-front premium paid to purchase the options over the expected life of the options.

FAS 133 also requires that the company record any change in the fair values of certain derivatives, primarily interest rate swaps it uses as substitutes for noncallable debt, on the balance sheet in accumulated other comprehensive income (AOCI), which is a separate component of stockholders’ equity. For these types of transactions FAS 133 does not require or permit noncallable debt to be marked to market. At March 31, 2003, the AOCI component of stockholders’ equity included a reduction of $15.8 billion, or 1.9 percent of the net mortgage balance, from the marking to market of these derivatives. Accumulated other comprehensive income is not a component of core capital.

(more)

Fannie Mae First Quarter Earnings
Page Twelve

Fannie Mae’s primary credit exposure on derivatives is that a counterparty might default on payments due, which could result in Fannie Mae having to replace the derivative with a different counterparty at a higher cost. Fannie Mae’s exposure on derivative contracts (taking into account master settlement agreements that allow for netting of payments and excluding collateral received) was $3.256 billion at March 31, 2003. All of this exposure was to counterparties rated A-/A3 or higher. Fannie Mae held $3.0 billion of collateral through custodians to offset the risk of the exposure for these instruments. Fannie Mae’s exposure, net of collateral, was $256 million at March 31, 2003 versus $197 million at December 31, 2002.

Conference call

Fannie Mae will host a conference call with CFO Howard to respond to investor questions about its first quarter results and the outlook for the remainder of 2003 on Monday, April 14, 2003 at 4:00 p.m. ET. Investors are invited to e-mail their questions ahead of the call, beginning at 9:00 a.m. on April 14th to ask_the_cfo@fanniemae.com. The dial-in number for the call is (888) 428-4473 or, for international callers, (612) 332-0228. The confirmation code is 679906. Please dial in 5 to 10 minutes prior to the start of the call. Fannie Mae will also provide an audio webcast of the conference call, which interested parties can access from Fannie Mae’s Web site. A replay of the conference call will be available on Fannie Mae’s Web site starting April 14, 2003 at 7:00 p.m. ET. This press release, including the attachments that provide a reconciliation of the company’s non-GAAP financial measures to its GAAP results, is available at www.fanniemae.com/ir .

Forward-looking statements

This release includes forward-looking statements based on management’s estimates of trends and economic factors in the markets in which Fannie Mae is active as well as the company’s business plans. Such estimates and plans may change without notice and future results may vary from expected results if there are significant changes in economic, regulatory, or legislative conditions affecting Fannie Mae or its competitors. For a discussion of these factors, investors should review our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission (SEC) and available on our Web site at www.fanniemae.com/ir and SEC’s Web site at www.sec.gov under “Federal National Mortgage Association” or CIK number 0000310522. We undertake no duty to update these forward-looking statements.

(more)

Fannie Mae First Quarter Earnings
Page Thirteen

# # #

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae is working to shrink the nation’s “homeownership gaps” through a $2 trillion “American Dream Commitment” to increase homeownership rates and serve 18 million targeted American families by the end of the decade. Since 1968, Fannie Mae has provided $4.5 trillion of mortgage financing for more than 49 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”

Glossary of Business Terms

Amortization Cost of Purchased Options – the cost of purchased options amortized over the original expected life of the options.

Business Volume – Mortgages purchased for portfolio plus MBS issues acquired by other investors.

Combined Book of Business – The net mortgage portfolio plus outstanding MBS. Also referred to as the book of business. (Formerly referred to as total book of business).

Core Capital – Total stockholders’ equity excluding other comprehensive income (OCI).

Core Net Interest Income – Net interest income and the amortization cost of purchased options (Comparable to net interest income pre-FAS 133).

Core Taxable Equivalent Revenue – The sum of net interest income, the amortization cost of purchased options, guaranty fee income and fee and other income, together with a taxable-equivalency adjustment for tax-exempt income and investment credits (principally mortgage revenue bonds and low income housing tax credit investments).

Efficiency Ratio – Administrative expense divided by core taxable equivalent revenue.

Gross Mortgage Portfolio – Unpaid principal balance of mortgages held in portfolio, excluding deferred balances and the allowance for loss.

MBS Issues Acquired by Other Investors – Lender-originated MBS issues less MBS purchased by Fannie Mae’s mortgage portfolio. Also referred to as MBS issues. (Formerly referred to as net MBS issues). Does not include Fannie Mae-originated MBS, which generally are immaterial and disclosed in a footnote.

Net Interest Yield – Taxable-equivalent net interest income divided by the average net investment balance.

Net Investment Balance – The sum of Fannie Mae’s net mortgage portfolio and other liquid investments (including float).

Net Mortgage Portfolio – Unpaid principal balance of mortgages held in portfolio, less unamortized purchase premium or discount and deferred price adjustments and allowance for loan losses.

Outstanding MBS – Mortgage-backed securities (MBS) and other mortgage related-securities held by investors other than Fannie Mae’s mortgage portfolio. (Formerly referred to as net MBS outstanding).

Realized Common Equity – Total stockholders’ equity excluding preferred stock and OCI. Realized common equity is used in calculating return on equity.

(Dollars and shares in millions, except per share amounts)

	Quarter Ended

Income Statement:	3/31/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2002

Net interest income	$3,368.4	$3,012.3	$2,591.3	$2,532.1	$2,430.4
Guaranty fee income	546.6	522.3	462.5	423.5	407.6
Fee and other income (expense), net	113.3	95.4	91.6	41.6	3.6
Credit-related expenses	(20.3)	(32.6)	(13.2)	(24.2)	(21.7)
Administrative expenses	(343.8)	(313.2)	(314.6)	(301.3)	(290.1)
Purchased options income (expense)	(624.6)	(1,881.1)	(1,378.3)	(498.2)	(787.2)
Debt extinguishments, net	(392.2)	(176.1)	(138.0)	(224.7)	(171.7)

Income before taxes	2,647.4	1,227.0	1,301.3	1,948.8	1,570.9
Federal income taxes	(706.9)	(274.8)	(307.0)	(485.1)	(362.3)

Net income	$1,940.5	$952.2	$994.3	$1,463.7	$1,208.6

Preferred stock dividends	(30.3)	(19.9)	(21.6)	(24.1)	(32.8)
Earnings per diluted common share	$1.93	$.94	$.98	$1.44	$1.17
Cash dividends per share	.39	.33	.33	.33	.33
Weighted average diluted common shares outstanding	990.2	992.4	994.1	1,000.4	1,001.7
Effective tax rate on reported income	27%	22%	24%	25%	23%
Return on common equity	53.6%	26.6%	28.9%	33.9%	29.1%
Core Business Earnings Data: (1)
Core business earnings (2)	$1,849.7	$1,671.9	$1,630.7	$1,572.7	$1,518.7
Core business earnings per diluted common share (2)	1.84	1.66	1.62	1.55	1.48
Core net interest income (3)	2,604.1	2,238.4	2,192.1	2,201.7	2,120.2
Core taxable-equivalent revenue (4)	3,603.2	3,098.0	2,986.7	2,971.2	2,839.9
Core taxable-equivalent revenue growth	26.9%	7.9%	15.3%	21.4%	24.8%
Effective tax rate on core business earnings	26%	28%	28%	26%	26%
Return on average realized common equity (5)	28.0%	26.4%	26.2%	25.8%	25.8%

(1)	Core business earnings data are non-GAAP (generally accepted accounting principles) measures management uses to track and analyze financial performance. For information regarding why management believes non-GAAP financial measures provide useful information to investors and how management uses these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Core Business Earnings and Business Segment Results” in our Annual Report on Form 10-K for the year ended December 31, 2002.

(2)	Excludes unrealized gains and losses on purchased options recorded under FAS 133 and includes purchased options premiums amortized on a straight-line basis over the original estimated life of the option. Presented net of tax.

(3)	Includes non-GAAP adjustment for straight-line amortization of purchased options premiums that would have been recorded prior to the adoption of FAS 133 in 2001.

(4)	Includes revenues net of operating losses on low-income housing tax credit limited partnerships and amortization expense of purchased options premiums, plus taxable-equivalent adjustments for tax-exempt income and investment credits using the applicable federal income tax rate.

(5)	Core business earnings less preferred stock dividends divided by average realized common stockholders’ equity (common stockholders’ equity excluding accumulated other comprehensive income).

(Dollars in millions)

	Quarter Ended

Other Data:	3/31/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2002

Mortgage portfolio:
Retained commitments	$115,883	$149,322	$128,026	$59,928	$50,783
Mortgage purchases	132,005	148,551	74,227	56,917	90,946
Mortgage liquidations	105,608	107,824	62,148	46,475	60,972
Mortgage sales	1,271	1,386	1,436	3,629	3,131
Mortgage portfolio, gross (1)	815,964	790,800	751,423	740,744	733,894
Mortgage portfolio growth, gross (compounded)	13.3%	22.7%	5.9%	3.8%	16.1%
Mortgage-Backed Securities:
MBS issues acquired by others (2)	$203,934	$155,955	$112,592	$102,909	$106,804
Outstanding MBS liquidations	127,029	125,219	69,087	57,285	72,586
Outstanding MBS (3) (4)	1,107,520	1,029,456	990,393	945,497	896,310
Outstanding MBS growth rate (compounded)	34.0%	16.7%	20.4%	23.8%	18.6%
Average effective MBS guaranty fee rate (bp)	20.3	20.4	19.0	18.3	18.6
Book-of-Business:
Business volume	$335,938	$304,506	$186,819	$159,826	$197,750
Book of business (4)	1,923,484	1,820,256	1,741,816	1,686,241	1,630,204
Book of business growth rate (compounded)	24.7%	19.3%	13.8%	14.5%	18.0%
Expense Ratios:
Ratio of administrative expense to average net mortgage portfolio and average outstanding MBS (annualized)	0.073%	0.070%	0.073%	0.073%	0.073%
Efficiency ratio (5)	9.5%	10.1%	10.5%	10.1%	10.2%

Credit-related:
Single-family properties acquired	5,918	5,415	5,060	4,688	4,337
Single-family conventional serious delinquency rate (6)
Non-credit enhanced	0.31% (7)	0.31%	0.29%	0.27%	0.31%
Credit enhanced	1.36% (7)	1.29%	1.12%	1.02%	1.06%
Total	0.59% (7)	0.57%	0.53%	0.49%	0.53%
Multifamily serious delinquency rate (8)	.06% (7)	0.05%	0.08%	0.12%	0.24%
Charge-offs:
Single-family	$21.6	$27.0	$25.2	$25.7	$27.1
Multifamily	1.5	15.6	1.0	0.8	1.0

Total	23.1	42.6	26.2	26.5	28.1
Foreclosed property (income) expense:
Single-family	(2.7)	(8.4)	(12.1)	(9.4)	(6.4)
Multifamily	—	0.1	(0.2)	0.2	(0.2)

Total	(2.7)	(8.3)	(12.3)	(9.2)	(6.6)
Credit-related losses	20.4	34.3	13.9	17.3	21.5
Allowance for loan losses and guaranty liability for MBS	808.2	808.4	808.1	811.9	804.6
Provision for losses (6)	23.0	40.9	25.5	33.4	28.3
Credit-related expenses	20.3	32.6	13.2	24.2	21.7
Credit-related losses as a percentage of average net mortgage portfolio and average outstanding MBS (annualized)	0.004%	0.008%	0.003%	0.004%	0.005%

(1)	Represents unpaid principal balance on mortgages. Excludes the effect of unrealized gains or losses on available for sale securities, deferred balances, and the allowance for loan losses.

(2)	MBS and other mortgage-related securities guaranteed by Fannie Mae.

(3)	MBS and other mortgage-related securities guaranteed by Fannie Mae and held by investors other than Fannie Mae’s portfolio.

(4)	Based on unpaid principal balances.

(5)	Administrative expense divided by core taxable-equivalent revenue.

(6)	Includes conventional loans three or more months delinquent or in foreclosure process as a percent of the number of loans.

(7)	As of February 28, 2003, most recent data available.

(8)	Includes loans two or more months delinquent as a percent of loan dollars.

(Dollars in millions)

	Quarter Ended

	3/31/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2002

Net Interest Yield and Net Interest Margin:
Average balances:
Net mortgage investment	$804,804	$756,560	$738,812	$732,796	$715,604
Liquid investments	67,135	75,696	64,584	69,187	65,165

Total net investment	$871,939	$832,256	$803,396	$801,983	$780,769

Net interest yield, taxable-equivalent basis (1)	1.60%	1.51%	1.35%	1.33%	1.31%
Net interest margin, taxable-equivalent basis (2)	1.25%	1.14%	1.16%	1.16%	1.15%

Fee and Other Income (Expense):
Transaction fees	$136.7	$91.8	$43.2	$36.0	$33.8
Technology fees	70.1	62.1	60.6	40.6	33.7
Multifamily fees	34.0	26.2	20.4	20.1	19.2
Tax-advantaged investments	(71.3)	(27.5)	(57.0)	(75.1)	(64.9)
Credit enhancement expense	(41.4)	(38.2)	(20.5)	(23.4)	(40.9)
Other	(14.8)	(19.0)	44.9	43.4	22.7

Total	$113.3	$95.4	$91.6	$41.6	$3.6

	March 31,	December 31,	September 30,	June 30,	March 31,
	2003	2002	2002	2002	2002

Selected Balance Sheet Data:
Mortgage portfolio, net	$823,329	$797,693	$758,100	$740,756	$731,877
Liquid assets	61,142	61,553	53,358	64,863	57,290
Total assets	913,264	887,515	837,880	826,843	808,122
Debentures, notes, and bonds, net	873,920	850,982	800,255	788,909	769,775
Stockholders’ Equity:
Preferred stock	$3,078	$2,678	$1,678	$1,928	$1,928
Realized common equity	26,438	25,402	24,807	24,454	23,572
Accumulated other comprehensive income (OCI)
Unrealized gains on securities, net	4,237	4,459	4,974	861	86
Cash flow hedging results, net	(15,849)	(16,251)	(16,495)	(9,513)	(4,833)

Total accumulated OCI	(11,612)	(11,792)	(11,521)	(8,652)	(4,747)

Total stockholders’ equity	$17,904	$16,288	$14,964	$17,730	$20,753

Core capital (3)	$29,517	$28,079	$26,484	$26,382	$25,500
Total capital (4)	30,309	28,871	27,282	27,179	26,290

(1)	Annualized net interest income on a tax-equivalent basis divided by the weighted average net investment balance.

(2)	Annualized core net interest income on a tax-equivalent basis divided by the weighted average net investment balance.

(3)	The sum of (a) the stated value of common stock, (b) the stated value of outstanding noncumulative perpetual preferred stock, (c) paid-in capital, and (d) retained earnings, less treasury stock. Represents a regulatory measure of capital.

(4)	The sum of (a) core capital and (b) the total allowance for loan losses and guaranty liability for MBS, less (c) any specific loss allowances. Represents a regulatory measure of capital.

[FANNIE MAE LOGO]

Reconciliation of Core Business Earnings to Reported Results

Dollars and shares in millions, except per share amounts

	Quarter Ended			Quarter Ended
	March 31, 2003			March 31, 2002

	Core			Core
	Business	Reconciling	Reported	Business	Reconciling	Reported
	Earnings	Items	Results	Earnings	Items	Results

Net interest income	$3,368.4	$—	$3,368.4	$2,430.4	$—	$2,430.4
Purchased options amortization expense (1)	(764.3)	764.3	—	(310.2)	310.2	—

Core net interest income	2,604.1	764.3	3,368.4	2,120.2	310.2	2,430.4
Guaranty fee income (expense)	546.6	—	546.6	407.6	—	407.6
Fee and other income (expense), net	113.3	—	113.3	3.6	—	3.6
Credit-related expenses	(20.3)	—	(20.3)	(21.7)	—	(21.7)
Administrative expenses	(343.8)	—	(343.8)	(290.1)	—	(290.1)
Purchased options expense under FAS 133 (2)	—	(624.6)	(624.6)	—	(787.2)	(787.2)
Debt extinguishments, net	(392.2)	—	(392.2)	(171.7)	—	(171.7)

Income before federal income taxes	2,507.7	139.7	2,647.4	2,047.9	(477.0)	1,570.9
Provision for federal income taxes (3)	(658.0)	(48.9)	(706.9)	(529.2)	166.9	(362.3)

Net income	$1,849.7	$90.8	$1,940.5	$1,518.7	$(310.1)	$1,208.6

Preferred stock dividends	$(30.3)	$—	$(30.3)	$(32.8)	$—	$(32.8)
Weighted average diluted common shares outstanding	990.2	—	990.2	1,001.7	—	1,001.7
Diluted earnings per common share	$1.84	$0.09	$1.93	$1.48	$(0.31)	$1.17

	Reported Results		Core Business Earnings

	Quarter Ended		Quarter Ended
	3/31/03	3/31/02	3/31/03	3/31/02

Net interest income	$3,368.4	$2,430.4	$3,368.4	$2,430.4
Taxable-equivalent adjustment on tax-exempt investments (4)	122.9	123.0	122.9	123.0

Taxable-equivalent net interest income	$3,491.3	$2,553.4	3,491.3	2,553.4

Purchased options amortization expense			(764.3)	(310.2)

Taxable-equivalent core net interest income			$2,727.0	$2,243.2

Average net investment balance	$871,939	$780,769	$871,939	$780,769
Average investment yield	5.94%	6.49%	5.94%	6.49%
Average borrowing cost	4.51%	5.36%	4.51%	5.36%
Purchased options amortization expense			0.37%	0.16%
Average core borrowing cost (5)			4.88%	5.52%
Net interest yield, taxable- equivalent basis (6)	1.60%	1.31%
Net interest margin, taxable-equivalent basis (7)			1.25%	1.15%
Net interest income	$3,368.4	$2,430.4	$3,368.4	$2,430.4
Guaranty fee income	546.6	407.6	546.6	407.6
Fee and other income (expense), net	113.3	3.6	113.3	3.6

Total revenues	4,028.3	2,841.6	4,028.3	2,841.6

Investment tax credits (8)	216.3	185.5	216.3	185.5
Tax-exempt investments (4)	122.9	123.0	122.9	123.0

Total taxable-equivalent adjustments	339.2	308.5	339.2	308.5

Taxable-equivalent revenues	$4,367.5	$3,150.1	4,367.5	3,150.1

Purchased options amortization expense			(764.3)	(310.2)

Core taxable-equivalent revenues			$3,603.2	$2,839.9

(1)	This amount represents the straight-line amortization of purchased options expense allocated to interest expense over the original expected life of the options. Included in core business earnings instead of the unrealized gains and losses on purchased options to make it consistent with the accounting for the embedded options in our callable debt and the vast majority of our mortgages.
(2)	This amount represents unrealized gains and losses on purchased options recorded in accordance with FAS 133.
(3)	The reconciling item represents the net federal income tax effect of core business earnings adjustments based on the applicable federal income tax rate of 35 percent.
(4)	Reflects non-GAAP adjustments to permit comparison of yields on tax-exempt and taxable assets based on a 35 percent marginal tax rate.
(5)	Includes the effect of purchased options amortization expense allocated to interest expense over the original expected life of the options.
(6)	Annualized taxable-equivalent net interest income divided by the weighted average net investment balance.
(7)	Annualized taxable-equivalent core net interest income divided by the weighted average net investment balance.
(8)	Represents non-GAAP adjustments for tax credits related to losses on certain affordable housing tax-advantaged equity investments and other investment tax credits using a 35% marginal tax rate.

Voluntary Initiatives Disclosure
March 2003

INTEREST RATE RISK

		Rate Level Shock (50bp)		Rate Slope Shock (25bp)

	Effective	1 Year Portfolio	4 Year Portfolio	1 Year Portfolio	4 Year Portfolio
	Duration Gap	Net Interest	Net Interest	Net Interest	Net Interest
	(in months)	Income at Risk	Income at Risk	Income at Risk	Income at Risk

2000
1st Qtr	5	0.1%	4.3%	1.0%	3.0%
2nd Qtr	4	0.6%	4.8%	1.0%	3.0%
3rd Qtr	2	0.8%	4.3%	1.0%	3.1%
4th Qtr	-3	0.5%	2.0%	3.0%	4.3%

2001
1st Qtr	1	3.8%	3.2%	3.1%	4.7%
2nd Qtr	5	1.7%	4.4%	0.9%	2.0%
3rd Qtr	-1	2.4%	3.6%	2.8%	4.0%
4th Qtr	5	5.1%	4.5%	2.4%	4.3%

2002
1st Qtr	5	3.8%	6.1%	1.0%	3.1%
2nd Qtr	-4	1.2%	2.4%	3.0%	5.7%
3rd Qtr	-10	4.4%	3.9%	5.3%	6.4%
4th Qtr	-5	0.6%	1.6%	4.7%	6.6%

2003
January	-3	2.9%	3.8%	3.5%	5.7%
February	-5	3.6%	1.3%	4.9%	6.8%
March	-2	1.7%	2.8%	4.4%	6.7%

•	Effective duration gap — measures the extent the effective duration of the portfolio’s assets and liabilities are matched. A positive duration gap indicates that the effective duration of our assets exceeds the effective duration of our liabilities by that amount, while a negative duration gap indicates the opposite.

Effective January 2003, the duration gap is a weighted average for the month. Prior to 2003, the duration gap was calculated on the last day of the month.

•	Net interest income at risk — compares Fannie Mae’s projected change in portfolio net interest income under the financially more adverse of a 50 basis point increase and decrease in interest rates. Fannie Mae also compares the expected change in portfolio net interest income for the more adverse of a 25 basis point decrease and increase in the slope of the yield curve. Both measurements are done for one-year and four-year periods.

A positive number indicates the percent by which net interest income could be reduced by the increased rate shock. A negative number would indicate the percent by which net interest income could be increased by the shock.

LIQUIDITY

Ratio of liquid to total assets	Ratio

December 31, 2000	8.2%
March 31, 2001	6.4%
June 30, 2001	8.0%
September 30, 2001	7.8%
December 31, 2001	9.5%
March 31, 2002	7.1%
June 30, 2002	7.8%
September 30, 2002	6.4%
December 31, 2002	6.9%
March 31, 2003	6.7%

•	Fannie Mae will maintain at least three months of liquidity to ensure the company can meet all of its obligations in any period of time in which it does not have access to the debt markets. Fannie Mae also will comply with the Basel Committee on Banking Supervision’s fourteen principles for sound liquidity management.

•	To fulfill its liquidity commitment, Fannie Mae will maintain more than five percent of its on-balance sheet assets in high-quality, liquid, non-mortgage securities.

CREDIT RISK

	Before	After
Lifetime credit loss	credit	credit
sensitivity as of:	enhancements	enhancements

(Dollars in millions)
December 31, 2000	$1,065	$295
March 31, 2001	$1,061	$307
June 30, 2001	$1,045	$332
September 30, 2001	$1,349	$467
December 31, 2001	$1,332	$487
March 31, 2002	$1,285	$425
June 30, 2002	$1,361	$465
September 30, 2002	$1,738	$501
December 31, 2002 /1	$1,838	$596

•	Lifetime credit loss sensitivity measures the sensitivity of Fannie Mae’s expected future credit losses to an immediate five percent decline in home values for all single-family mortgages held in Fannie Mae’s retained portfolio and underlying guaranteed MBS.

•	Credit loss sensitivity is reported in present value terms and measures expected losses in two ways: before receipt of private mortgage insurance claims and any other credit enhancements and after receipt of expected mortgage insurance and other credit enhancements.

RISK-BASED CAPITAL

	Risk-based	Total
Risk-based capital	Capital	Capital	Capital
stress test	Requirement	Held	Surplus

(Dollars in billions)
September 30, 2002	$21.440	$27.278	$5.838
December 31, 2002 1/	17.434	28.871	11.437

•	The risk-based capital standard became effective on September 13, 2002. The standard uses a stress test to determine the amount of total capital the company needs to hold in order to protect against credit and interest rate risk, and requires an additional 30 percent capital for management and operations risk. The higher of Fannie Mae’s risk-based or minimum capital standard is binding.

1 / Most recent data available.